As filed with the Securities and Exchange Commission on March 14, 2018

Registration No. 333-223325

Registration No. 333-223326

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223325

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223326

Under the Securities Act of 1933

GCI LIBERTY, INC.

(Exact Name of Registrant as Specified in its Charter)

Alaska (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	97-0072737 (I.R.S. Employer Identification No.)

GCI 401(k) Plan

General Communication, Inc. Amended and Restated 1986 Stock Option Plan

(Full title of plans)

Richard N. Baer, Esq.

Craig Troyer, Esq.

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Renee L. Wilm, Esq.

Beverly B. Reyes, Esq.

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

(212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by GCI Liberty, Inc., an Alaska corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-8 (File No. 333-223325), which was filed with the SEC on March 1, 2018, pertaining to the registration of 50,000 shares of the Registrant’s Class A-1 Common Stock, no par value (the “GCI Liberty Class A-1 Common Stock”), issuable under the GCI 401(k) Plan; and

•                  Registration Statement on Form S-8 (File No. 333-223326), which was filed with the SEC on March 1, 2018, pertaining to the registration of 365,000 shares of GCI Liberty Class A-1 Common Stock issuable under the General Communication, Inc. Amended and Restated 1986 Stock Option Plan.

On March 8, 2018, pursuant to Article V, Section B.(e) of the Registrant’s amended and restated articles of incorporation and in accordance with the terms of the Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among the Registrant, Liberty Interactive Corporation, a Delaware corporation (“Liberty Interactive”), and Liberty Interactive LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Liberty Interactive (“LI LLC”) (as amended by Amendment No. 1 to Reorganization Agreement, dated as of July 19, 2017, by and among the Registrant, Liberty Interactive, and LI LLC, and Amendment No. 2 to Reorganization Agreement, dated as of November 8, 2017, by and among the Registrant, Liberty Interactive, and LI LLC), each outstanding share of GCI Liberty Class A-1 Common Stock automatically converted (the “Auto Conversion”) into (i) 0.63 shares of the Registrant’s Class A common stock, no par value, and (ii) 0.2 shares of the Registrant’s Series A Cumulative Redeemable Preferred Stock.

Following the Auto Conversion, no shares of GCI Liberty Class A-1 Common Stock remain outstanding, and the Registrant has terminated all offerings of its GCI Liberty Class A-1 Common Stock pursuant to the Registration Statements.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of GCI Liberty Class A-1 Common Stock registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 14th day of March, 2018.

GCI LIBERTY, INC.

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused these Post-Effective Amendments to the above referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 14th day of March, 2018.

GCI 401(k) PLAN

By:	/s/ Susan Varra
Name:	Susan Varra
Title:	Plan Committee Member

In reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.